Exhibit 99.5

(Recreation USA Logo)

For Immediate Release

Wednesday, October 30, 2002, 4:00 pm Eastern Time

Contact:	Anthony D. Borzillo Recreation USA 954.522.9903

Source: Recreation USA

Recreation USA Receives Commitment for Additional Funding from its Major Investor

LINCOLNSHIRE, IL, October 30, 2002 – Holiday RV Superstores, Inc. (Nasdaq: RVEE) announced today that it has executed an agreement with its major investor, Steve Adams, whereby Mr. Adams will provide the Company with $2.5 million to $3.5 million in additional funding. In addition, Mr. Adams, as well as two other investors, have agreed to convert certain outstanding debt of the Company and all of the Company’s Series A and Series AA-2 Preferred Stock into common stock of the Company. These agreements are part of the Company’s restructuring plan, which seeks to increase the Company’s stockholders’ equity in order for the Company to regain compliance with the listing requirements of the Nasdaq SmallCap Market and to improve the Company’s ability to return to profitability.

Mr. Adams has agreed to make an additional investment in the Company of a minimum of $2.5 million and a maximum of $3.5 million with the aggregate amount being at the discretion of Mr. Adams. (Mr. Adams has made to date an additional investment of $1.7 million.) The proceeds of this investment by Mr. Adams are for general working capital requirements incurred in the normal course of business. To the extent this investment can be made as common stock under the Nasdaq rules, Mr. Adams will purchase shares of common stock at $0.62 per share, the closing trading price for the Company’s Common Stock on October 22, 2002 which was the last trading day on which the Company’s Common Stock traded on or preceding the date on which the Term Sheet was executed. Any remaining amount of the additional investment would be made as a convertible secured loan. The loan would convert into common stock at $0.62 per share once shareholder approval is obtained for the issuance of the shares of common stock. If Nasdaq requires a shareholder vote for the issuance of the common stock, a proxy statement for a special meeting of stockholders to vote on the issuance of shares of common stock upon the conversion of Mr. Adams’ debt will be prepared as soon as possible. Mr. Adams has agreed to vote all Company Common Stock controlled by him in the same manner the majority of other shares voted at the meeting.

In addition to this additional investment by Mr. Adams, Mr. Adams has agreed to convert into the Company’s Common Stock at $0.62 per share a $1.6 million convertible note (plus accrued interest and associated fees), his $1.5 million of Series A preferred stock (plus accrued but unpaid dividends) and his $1.5 million of Series AA-2 preferred stock (plus accrued but unpaid dividends). All of these agreements with Mr. Adams are conditioned upon the consummation of the refinancing of the Company’s revolving inventory credit facility on terms acceptable to Mr. Adams. With regard to the Company’s current credit facility, the Company is in negotiations with a prospective lender with a view of completing the refinancing as soon as possible.

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Corporate Headquarters
100 Tri-State International Drive, Suite 115 * Lincolnshire, Illinois 60069
Telephone (847) 948-1684 * Facsimile (847) 948-1684 * www.RecUSA.com

The Company’s current credit facility expires on October 31, 2002, at which time the Company will owe the lender an additional fee of $100,000. The Company is currently in negotiations with other lenders. However, should the current credit facility not be refinanced by October 31, 2002, the lender could call the loan, which could have a material adverse effect on the Company and raise substantial doubt about the Company’s ability to continue as a going concern and to achieve its intended business objectives.

In addition to the agreement with Mr. Adams, another investor has agreed to forgive $75,000 of debt owed by the Company and to convert $325,000 of debt into shares of common stock of the Company at $0.80 per share. Also, the holder of the remaining $500,000 of Series A preferred stock has agreed to convert his preferred shares into common stock of the Company at $0.62 per share (conditioned upon Mr. Adams converting his shares of Series A preferred stock into common stock).

The effect of these agreements, assuming that Mr. Adams invests the maximum amount of $3.5 million in common stock of the Company, is to increase the Company’s stockholders’ equity by approximately $10.0 million to approximately $3.2 million. The Nasdaq SmallCap Market rules require a company to have a minimum of $2.5 million of stockholders’ equity. The number of outstanding shares of the Company would increase to approximately 16.8 million, with Mr. Adams owning approximately 87%.

The Company submitted its restructuring plan to Nasdaq on October 16, 2002 in response to Nasdaq’s notice of noncompliance to the Nasdaq SmallCap listing requirements. To date, Nasdaq has not responded to the Company’s submission.

About Recreation USA

Recreation USA operates retail stores in California, Florida, Kentucky, New Mexico, South Carolina, and West Virginia. Recreation USA, the nation’s only publicly traded national retailer of recreational vehicles and boats, sells, services and finances more than 90 RV brands.

The private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for certain forward-looking statements. The statements contained in this news release that are not historical facts are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance these expectations and beliefs about future events are accurate. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors. These factors include the following: the fact that our auditors have expressed doubt concerning our ability to continue as a going concern; our need to continue to have access to floor plan financing for inventory, which may become unavailable to us; our ability to close any more sales of units in the private placement; less-than-expected consumer demand for our products; pricing pressures; and other competitive factors. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of some of the ongoing risks and uncertainties of the Company’s business, please see our filings with the Securities and Exchange Commission.

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Corporate Headquarters
100 Tri-State International Drive, Suite 115 * Lincolnshire, Illinois 60069
Telephone (847) 948-1684 * Facsimile (847) 948-1684 * www.RecUSA.com

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